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                                                                    EXHIBIT 23.4



                          INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Devon Energy Corporation


We consent to the use of our report dated November 9, 2001, incorporated by reference herein relating to the consolidated balance sheets of Anderson Exploration Ltd. as of September 30, 2000 and 2001 and the related consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended September 30, 2001, which report appears in the current report on Form 8-K/A of Devon Energy Corporation, and to the reference to our firm under the heading "Experts" in the registration statement.



(Signed) KPMG LLP

Chartered Accountants


Calgary, Canada
March 1, 2002